UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive proxy statement

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☐	Soliciting material pursuant to § 240.14a-12

NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held May 11, 2011

The 2011 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th floor, Boston Massachusetts, on May 11, 2011 at 10:00 a.m. local time for the following purposes:

1.	To elect nine (9) directors to serve until the 2012 annual meeting of stockholders;

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 6, 2011 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States, or vote using the Internet by following the Internet voting instructions. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: April 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011.

This proxy statement and our annual report to security holders are available at

www.rrdezproxy.com/2011/NewStarFinancial.

PROXY STATEMENT

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GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2011 annual meeting of stockholders to be held on Wednesday May 11, 2011 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 11, 2011.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 6, 2011. On that date, there were 50,521,316 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2011 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are four ways to vote:

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the Internet, access our secure website registration page through the Internet at www.voteproxy.com and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet voting facilities for registered stockholders will close at 11:59 p.m., EDT, on May 10, 2011.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting will be:

1.	To elect nine (9) directors to serve until the 2012 annual meeting of stockholders;

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. The required vote for each of the proposals for consideration at the annual meeting is as follows:

Proposal	Number of votes required

Proposal 1	Each director nominee must receive a plurality of the votes cast to be reelected.

Proposal 2	The affirmative vote of a majority of the total votes cast, present or represented by proxy, will be required for the approval, on an advisory basis, of the vote on executive compensation.

Proposal 3	The plurality of the votes cast, present or represented by proxy, will be required for the approval, on an advisory basis, of the frequency of future votes on executive compensation.

Proposal 4	The ratification of auditors proposal must receive the affirmative vote of a majority of the total votes cast, present or represented by proxy, to be approved.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes

Proposal 1	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election of each director.

Proposal 2	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the advisory vote on executive compensation. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Proposal 3	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the advisory vote on the frequency of future advisory votes on executive compensation.

Proposal 4	Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to ratify the appointment of KPMG as independent auditors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

Discretionary voting by proxies on other matters. We do not know of any other proposals, other than the proposals described above, that may be presented at the 2011 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing by 5:00 p.m. Eastern Daylight Time the business day prior to the annual meeting with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.newstarfin.com.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

CORPORATE GOVERNANCE

NewStar Financial, Inc. is committed to sound corporate governance practices that support the high standard the Company has established for the way in which its employees, officers and directors pursue the Company’s business objectives. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. To fulfill its responsibilities, the Board of Directors follows the procedures and standards that are set forth in the guidelines below.

Corporate Governance Guidelines

Our corporate governance practices are documented in Corporate Governance Guidelines and Principles that are adopted by the Board of Directors and that are updated from time to time as recommended by the Company’s Nominating and Governance Committee. Other corporate governance practices may be found in the charters of the various committees of the NewStar Board of Directors which are posted on our website at www.newstarfin.com.

Board Leadership Structure

Chairman of the Board

The primary duty of the Chairman is to preside over meetings of the Board of Directors. The Chairman also establishes the agenda for Board meetings, designates members of management to be present at Board meetings, and is consulted regarding members of management who are present at Board committee meetings. The Chairman has the authority to call regular and special meetings of the Board and is consulted regarding nominees for the Board and the composition and chairmanship of Board committees.

Timothy J. Conway serves as both our Chairman and CEO. The Company does not have a stated policy with respect to the separation of the positions of Chairman and CEO. As the original founder of the Company, and the individual ultimately responsible for the implementation of the Company’s strategy and day-to-day operations, the Board believes that Mr. Conway’s detailed knowledge of the business and industry in which we operate makes him the director best qualified to act as Chairman of the Board.

Lead Director

The primary role of the lead director is to provide independent leadership to the Board in circumstances where the joint roles of Chairman and CEO could potentially be in conflict and to ensure that the Board operates independently of management. Among other things, the lead director acts as a liaison between the Chairman and the directors and has the authority to call special meetings of the independent directors and to convene executive sessions of the independent directors during regularly scheduled Board meeting. Richard E. Thornburgh currently serves as our independent lead director. The lead director does not serve for a specified term and may be replaced if and when the Board determines that such a change is warranted.

Board and Director Independence

The Board of Directors has determined that all our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by Nasdaq, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held five meetings during 2010. Independent directors regularly meet in executive session in which only independent directors are present. During 2010, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the

Board of Directors on which such director served. All Board members who are up for reelection at the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Each member of our Board of Directors attended our 2010 annual meeting.

Board Risk Oversight

As part of their oversight functions, the Board of Directors generally oversees the Company’s risk management policies and programs, and allocates certain specific responsibilities to various committees, consistent with the substantive scope of each Committee’s charter. As described below, the Risk Policy Committee is primarily responsible for monitoring our credit risk.

Board Committees

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees. The Company has adopted a formal charter for each of the Board committees listed above, which sets forth that committee’s duties and responsibilities. These committee charters are available in the Corporate Governance section of the Company’s website at www.newstarfin.com. The role of each Committee in assisting the Board in fulfilling its fiduciary responsibilities to shareholders is described below.

The following table depicts the current composition of our Board Committees:

Risk Policy Committee

The Risk Policy Committee reports to and assists the Board of Directors in overseeing and reviewing information regarding our credit risk management framework, including the significant policies, procedures and practices employed to manage credit risk. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee met seven times in 2010 and is charged with assisting the Board with its oversight of the Company’s credit practices and procedures; monitoring the performance of the Company’s portfolio from a credit perspective; reviewing recommendations of management; and considering, evaluating and approving on behalf of the Board, specified lending transactions above the hold limits established by the Committee as a ceiling on the approval authority of management’s credit committee. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and risk management.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. Its members are Ms. O’Hara (Chair) and Messrs. Brooker and Cooper. In 2010 the Nominating and Corporate Governance Committee met two times.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. While the Committee does not have a formal policy for considering diversity in identifying nominees, it seeks individuals who represent a range of relevant experiences and considers the impact each nominee would have in increasing the diversity of perspectives, expertise, background and skills of the Board. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the Nasdaq Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On March 9, 2011 the Company received from Capital Z Partners III, L.P. their nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent registered public accounting firm in the annual financial statement audit and assesses the independence of the registered public accounting firm. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent registered public accounting firm.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. The Audit Committee consists of Messrs. Noonan (Chair), and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met five times during 2010.

Independent Registered Public Accountants’ Fees and Other Matters

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2010. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2010	2009
Audit Fees	$1,060,000	$1,060,000
Audit Related Fees	$55,000	$—
Tax Fees	$163,700	$163,700
All Other Fees	$—	$—

Total Fees	$1,278,700	$1,208,700

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2010 Audit Committee Report

The Committee reviewed and discussed the audited consolidated financial statements for 2010 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Brian L.P. Fallon

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually. The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com.

Until December 15, 2010, the Compensation Committee consisted of Brian L.P. Fallon (Chair), Kimball T. Brooker Jr., Bradley E. Cooper and Frank R. Noonan. On December 15, 2010, Charles N. Bralver was appointed to serve on the Compensation Committee, and Mr. Cooper stepped down from the committee. The Compensation Committee met six times during 2010.

The Compensation Committee meets early each year to establish the goals and targets applicable to the executive officers’ annual incentive compensation for the current year, as well as to determine the results for the year that has just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the Company’s 2006 Incentive Plan other than to directors and executive officers and all determinations under the 2006 Incentive Plan with respect thereto, provided that the Committee fixes the maximum amount of such awards for all such recipients and a maximum for any one recipient. For further information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” below.

To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the programs’ consistency with the Company’s executive compensation philosophy. The Committee has engaged Towers Perrin to assist in the development of our compensation programs. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management works with the Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant’s invoices are paid from Company funds. Members of management, including the Chief Executive Officer and Head of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. All decisions on executive compensation are made by the Compensation Committee in executive session without management present. Management’s role in setting 2010 compensation is described in more detail in the “Compensation Discussion & Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2010 served or has ever served as an officer or employee of NewStar.

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section under the Corporate Governance sub-section under the heading “Committees and Charters,” where we may also disclose any amendments to and waivers of the code. At the same location, we have also posted our Code of Business Conduct and ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. The Audit Committee of our Board of Directors has had the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. At December 31, 2010, the loan balance outstanding and amount of committed funds were $7,688,908 and $8,438,908 respectively. The largest aggregate amount of principal outstanding under this loan during 2010 was $11,549,292. The interest rate on the loan is 7.75%, and Advantage Business Media LLC paid $3,300,000 in aggregate principal payments and $853,643 in aggregate interest payments during 2010.

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. The Fund pays the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the years ended December 31, 2010, 2009 and 2008 the Fund paid the Company asset management fees of $2.9 million, $2.9 million and $6.3 million, respectively. The decrease in the management fee from 2008 to 2009 was primarily due to a decline in the performance of the Fund.

In March of 2011, the Company made a loan in the aggregate amount of $13.5 million based on market terms to SPARTA Insurance Holdings, Inc., a company that is 39.6% owned by Corsair Capital, a major stockholder of the Company. In addition, two of the seven members of SPARTA’s Board of Directors are employees of Corsair Capital, and T. Kimball Brooker Jr. and Richard Thornburgh, members of our Board of Directors, previously served as directors of SPARTA Insurance Holdings, Inc. At March 28, 2011, the date of issuance of the loan, the loan balance outstanding and amount of committed funds were $5.29 million and $5.6 million, respectively; no principal or interest payments have been made on the loan to date in accordance with its terms. The interest rate on the loan is 9.5%.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of April 1, 2011 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement below, and (iii) all current members of our Board and our current executive officers as a group. Percentage calculations are based off of the 50,521,316 shares of Common Stock that were outstanding on April 1, 2011.

	Shares Owned	Percent of Class
Principal Stockholders
Capital Z Partners, Ltd. (1)(2) Capital Z Partners, L.P. Capital Z Financial Services Fund II, L.P. Capital Z Financial Services Private Fund II, L.P.	9,739,971	19.20%
Capital Z Partners III GP, Ltd. (3)(2) Capital Z Partners III GP, L.P. Capital Z Partners III, L.P.
230 Park Avenue South New York, NY 10003
J.P. Morgan Corsair II Capital Partners, L.P. (4) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	9,704,972	19.13%
Timothy E. Moriarty (5) c/o McGrath, Doyle & Phair 150 Broadway—Suite 1915 New York, NY 10038	3,637,234	7.20%
Swiss Reinsurance Company (6) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	5.94%
The Northwestern Mutual Life Insurance Company (7) 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	2,614,778	5.17%

Directors and Executive Officers
Charles N. Bralver (8)	119,266	*
T. Kimball Brooker, Jr. (9)	34,999	*
Timothy J. Conway (10)	2,241,322	4.36%
Bradley E. Cooper (11)	83,576	*
Brian L.P. Fallon (12)	39,166	*
Frank R. Noonan (13)	68,000	*
Maureen P. O’Hara (14)	63,500	*
Peter A. Schmidt-Fellner (15)	1,688,802	3.30%
Richard E. Thornburgh (16)	75,000	*
John K. Bray (17)	946,345	1.86%
Robert T. Clemmens (18)	756,581	1.49%
David R. Dobies (19)	748,395	1.47%
All current executive officers and directors as a Group (12 persons) (20)	6,864,952	12.91%

*	Less than 1%.
(1)	Includes 200,174 shares issuable upon the exercise of a warrant, 8,749 shares issuable upon the exercise of options and 5,524,798 shares of Common Stock held directly. As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.

(2)	As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z Partners III GP, Ltd., Capital Z Partners III, L.P., Capital Z Partners III GP, L.P., Capital Z Partners, Ltd., Capital Z Partners, L.P., Capital Z Financial Services Fund II, L.P., and Capital Z Financial Services Private Fund II, L.P may be deemed to constitute a “group” (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934). As a result, and on that basis, the entities in the preceding sentence may be deemed to beneficially own shares of Common Stock that may be beneficially owned by such persons. Bradley E. Cooper is a Senior Vice President and Director of Capital Z Partners, Ltd. and Capital Z Partners III GP, Ltd. and also a director of the Company (See Footnote 11 below).
(3)	Consists of 4,000,000 shares directly owned by Capital Z Partners III, L.P. (“Capital Z III”) and indirectly owned by Capital Z Partners III GP, L.P. (“Capital Z III LP”) and Capital Z Partners III GP, Ltd. (“Capital Z III GP”). Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the securities held by Capital Z III, although Capital Z III LP and Capital Z III GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act). As reported in a Schedule 13D/A filed with the SEC on January 22, 2008, Capital Z III GP and Capital Z III LP share voting and investment power over all such shares.
(4)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Richard E. Thornburgh is an officer of both Corsair Capital LLC and Corsair II, L.L.C. and is also a director of the Company (See Footnote 16 below).
(5)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(6)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(7)	Includes 91,746 shares issuable upon the exercise of a warrant. As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the shares. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. Richard A. Strait is a portfolio manager for NIMC and manages the portfolio which holds the shares and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Strait is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. In the ordinary course of business, broker-dealer affiliates of Northwestern Mutual may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, our securities, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in our securities.
(8)	Includes 5,832 shares issuable upon the exercise of options.
(9)	Includes 14,999 shares issuable upon the exercise of options.
(10)	Includes 21,789 shares issuable upon the exercise of warrants and 816,666 shares issuable upon the exercise of options.
(11)	Consists of shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,739,971 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. and (ii) the 4,000,000 shares shown as beneficially owned by Capital Z Partners III, L.P. Mr. Cooper is a shareholder and officer and co-owner of the ultimate entity delegated investment authority for the Capital Z Partners entities that collectively maintain beneficial ownership of such shares, but he disclaims beneficial ownership of all such shares. Mr. Cooper is also a shareholder and an officer of Capital Z Partners III, Ltd., and an officer and co-owner of the ultimate entity delegated investment authority for Capital Z Partners III, L.P., but he disclaims beneficial ownership of all such shares.
(12)	Includes 16,666 shares issuable upon the exercise of options.
(13)	Includes 45,000 shares issuable upon the exercise of options.
(14)	Includes 35,000 shares issuable upon the exercise of options.
(15)	Includes 12,997 shares issuable upon the exercise of warrants and 625,000 shares issuable upon the exercise of options.
(16)	Includes 35,000 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(17)	Includes 433,332 shares issuable upon the exercise of options.
(18)	Includes 3,746 shares issuable upon the exercise of warrants and 241,666 shares issuable upon the exercise of options.
(19)	Includes 4,128 shares issuable upon the exercise of warrants and 266,666 shares issuable upon the exercise of options.
(20)	Includes a total of 126,236 shares issuable upon the exercise of warrants and 2,535,827 shares issuable upon the exercise of options.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. These nine members are listed below and are nominees for reelection at the annual meeting. You may only vote for nine persons for election as directors.

Among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.) As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On March 9, 2011 Capital Z Partners III, L.P. informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for 2011.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board.

Our Board recommends a vote for each of the nominees.

The following table contains biographical information about the nominees for director. All of our directors possess the minimum qualifications detailed in the “Director Nomination Process” detailed above and have demonstrated a commitment of service to the company, sound business judgment and a willingness to ask difficult questions to critically evaluate the strategies proposed by management. In addition to having a reputation for adherence to the highest ethical standards, each of our directors possesses specific expertise, qualifications, and skills or attributes, as noted below, that make him or her qualified to serve on the Board.

Name	Age (as of April 1, 2011)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Charles N. Bralver(1)(2)	58

Charles N. Bralver joined our Board of Directors on February 5, 2009. Mr. Bralver is currently a partner with Massif Partners, LLP, an asset management firm in Greenwich, Ct. From May 2007 to September 2010, Mr. Bralver was the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of the Global Capital Markets Practice. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Board of Oliver Wyman, as a member of the Board of Visitors of The Fletcher School, and of the John Sloan Dickey Center for International Affairs at Dartmouth College. In 2010 Mr. Bralver joined the Board of Directors of Canaccord Financial, Inc., a Canadian investment bank.

Mr. Bralver is an experienced executive and has been nominated to serve on the Board because of his extensive financial services, international business and corporate strategy experience.

			2009	2011

T. Kimball Brooker, Jr. (2)(3)	41

T. Kimball Brooker, Jr. has served on our Board of Directors since our inception in 2004. Since January 2009, he has served as a Senior Vice President of First Eagle Investment Management, LLC (formerly known as, Arnhold and S. Bleichroeder Advisers, LLC), an asset management firm headquartered in New York. From August 1998 through November 2008, he was employed by, or a partner of, Corsair Capital LLC* (and/or its current or prior affiliates including J.P. Morgan Chase & Co. with whom Corsair was affiliated until it separated from J.P. Morgan Chase & Co. in March 2006). Mr. Brooker is also a Director of Finel S.A., Emin Leydier S.A. and Barbara Oil Company.

			2004	2011

Name	Age (as of April 1, 2011)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
		Mr. Brooker is an experienced private equity investor and has been nominated to serve on the Board because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and external board experience.

Timothy J. Conway(1)	56

Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

An experienced financial services professional, Mr. Conway has been nominated to serve on the Board because of his broad business and management skills and deep industry expertise, including his seven years of experience as our founder and CEO.

			2004	2011

Bradley E. Cooper(3)	44

Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC, Permanent General Companies, Inc. and Opportunity Bancshares, Inc. and has previously served on the Board of Directors of Argo Group International Holdings Ltd., PXRE Group Ltd., Universal American Finance Corp., Ceres Group, Inc. and Brookdale Senior Living, Inc.

			2006	2011

Name	Age (as of April 1, 2011)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
		Mr. Cooper is a private equity investor and has been nominated to serve on the Board of because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and his external board experience.

Brian L. P. Fallon(2)(4)	60

Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is a Partner of O’Connor Capital Partners. Prior to joining O’Connor Capital Partners in September of 2007, Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002 to 2007. From 1982 to 2002, Mr. Fallon held numerous positions at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and currently serves as a Director on the Advisory Council of the Robert F. Kennedy Children’s Action Corps as well as The Community Builders, Inc.

Mr. Fallon is an experienced real estate executive and has been nominated to serve on the board because of his detailed understanding of commercial real estate, operational and financial expertise and experience serving on other external boards.

			2008	2011

Frank R. Noonan(4)(2)	68

Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is the lead director and a member of the Audit and Finance Committees of Avnet, Inc. and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc. and the Risk Metrics Group.

			2006	2011

Name	Age (as of April 1, 2011)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
		Mr. Noonan is a seasoned financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.

Maureen P. O’Hara (4)(3)	57

Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee. Ms. O’Hara also serves on the Board of Trustees of TIAA-CREF, where she is on the Investment Committee, the Corporate Governance and Social Responsibility Committee and the Nominating Committee.

Ms. O’Hara is an accomplished academic and has been nominated to serve on the board because of her extensive understanding of the financial services industry and in-depth corporate governance, compensation and financial reporting experience through her other board responsibilities.

			2006	2011

Peter A. Schmidt-Fellner	54

Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.

A seasoned financial services professional, Mr. Schmidt-Fellner has been nominated to serve on the board because of his deep credit and risk management skills and extensive industry background, including his seven years of experience as a founding member and CIO of the Company.

			2006	2011

Name	Age (as of April 1, 2011)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Richard E. Thornburgh(1)	57

Mr. Thornburgh has been a Partner of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and is on its Risk Committee and serves as a director of Capstar Bank. Mr. Thornburgh previously served on the Board of Directors of Dollar General Corporation and National City Corporation.

Mr. Thornburgh is an experienced financial services executive and has been nominated to the board because of his extensive skills and experience in the areas of credit and risk management, regulatory compliance, corporate strategy, international business and service on other public company boards.

			2006	2011

(1)	Member of the Risk Policy Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its stockholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Compensation.” While this stockholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and believes its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should support the achievement of specific strategic business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

Stockholders are being asked to vote on the following resolution:

RESOLVED:	That the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, contained in this proxy statement.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a “say-on-pay” resolution, is non-binding on the Board of Directors. As stated above, although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Recommendation of the Board of Directors

Our Board recommends a vote for the non-binding, advisory proposal to approve the executive compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company is seeking the vote of its stockholders on an advisory resolution regarding the frequency with which future votes on the compensation of our named executive officers (the “say-on-pay” proposal in Proposal 2 of this proxy statement) should occur. Stockholders may vote that the “say-on-pay” proposal be included every three years, every two years or every year. While this stockholder vote on the future frequency of the “say-on-pay” proposal is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making decisions regarding the inclusion of “say-on-pay” proposals in future proxy statements.

Our Board has determined that the non-binding advisory vote on executive compensation should occur every two years. In determining to recommend that stockholders vote for a frequency of once every two years, our Board considered that an advisory vote at this frequency will provide stockholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

In addition, our Board believes that an annual vote on executive compensation will not allow sufficient time for stockholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation. For example, if our evaluation of the executive compensation vote in May 2011 caused us to make changes to our executive compensation program in February 2012 (when executive compensation decisions are customarily made by the Compensation Committee based on Company and individual performance during the previous year), those changes would only be in place for a little more than a month before the next executive compensation vote would take place in May 2012 under an annual frequency. Even if changes were made to the compensation program shortly after the executive compensation vote in May 2011, those changes would be in place only for the last half of fiscal 2011 and the first few months of fiscal 2012 before the next vote would take place in May 2012.

A vote every two years is also consistent with the long-term performance focus of our executive compensation program, as it allows stockholders to evaluate our executive compensation programs over a multi-year period and not a single year period which can be more greatly influenced by various external factors, especially in times of highly volatile economic conditions such as the Company has experienced over the last few fiscal years. A biennial vote also provides the Company with additional time to engage with stockholders and meaningfully and thoughtfully respond to stockholders’ views. Conversely, waiting for an executive compensation vote once every three years may allow a particular pay practice to continue too long without timely feedback from stockholders.

The Board of Directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past and will in the future continue to be proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, although we currently believe that holding an advisory vote on executive compensation every two years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

In light of the above, the Compensation Committee and the Board of Directors believe that a biennial advisory vote on the compensation of our named executive officers is in the best interests of the Company and its stockholders. Stockholders are not voting to approve or disapprove of the Board’s recommendation for a advisory vote on executive compensation to occur every two years; stockholders have the opportunity to vote in one of four ways: (i) to hold the say on pay vote every three years; (ii) to hold the say on pay vote every two years; (iii) to hold the say on pay vote every year; or (iv) abstain from voting on the advisory proposal.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the frequency with which “say-on-pay” proposals are included in future proxy statements, is non-binding on the Board of Directors. As stated above, although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the inclusion of a “say-on-pay” proposal in future proxy statements.

Recommendation of the Board of Directors

Our Board recommends a vote for conducting future advisory votes on executive compensation every two years. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the fiscal years ending December 31, 2010, 2009, 2008 and 2007. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2011. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2010 and 2009 may be found above in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that KPMG LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2011. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to ratify the appointment of KPMG LLP as our independent public accounting firm. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2010 is shown in the Summary Compensation Table on page 36 ( the “named executive officers”).

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and that its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should support the achievement of specific strategic business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

Executive Summary

The core components of the Company’s 2010 Executive Compensation Program were largely determined by the Compensation Committee in December of 2009. At such time, the Company faced significant uncertainty due to the continuing impact of the U.S. recession and the difficulties in the global financial markets. While signs of improvement had begun to emerge, economic forecasts generally called for a slow and uneven recovery and the Company expected that persistent weakness in the economy would continue to adversely impact the financial performance of its borrowers and their ability to meet their obligations, which would in turn weigh negatively on the Company’s operating results.

In response to these conditions, the Compensation Committee embarked on a three part strategy to retain a top-tier management team it deemed critical to the preservation and enhancement of shareholder value over time. The Committee considered each of the three components of the strategy as vital to retain superior management talent in an uncertain environment, while providing an appropriate level of incentive to align management’s interests with those of shareholders and drive future returns.

First, the Company completed the renewal of executive employment agreements for the management team which otherwise would have expired in December 2009. The amended agreements, which extended the employment period by three years to December 2012, reduced cash payments and benefits provided to executives in a number of ways including 1) reducing the severance period during which benefits would be paid by one year in a change-in-control; 2) eliminating diminution of duties as a basis for termination for good reason except by our CEO, CFO or CIO in the context of a change in control and 3) extending the duration of time an executive must be employed by the Company to receive full retirement benefits to include the full duration of the contract term.

The amended employment agreements also expanded the equity subject to acceleration in a termination without cause or for good reason from only the equity that would have vested during the applicable severance period to all of the equity granted to the named executive. The acceleration provisions were modified to be consistent with the extended duration of the executive’s employment term and the three-year cliff vesting period of equity awards granted to executives in December 2009. The revised vesting provisions marked a shift in focus from cash-based payments to equity-based incentives intended to reward the creation of longer-term shareholder value and combined with the subsequent introduction of enhanced executive share ownership requirements in late 2010, further strengthened the link between executive and shareholder interests.

Next, the Committee began to consider a long-term, performance-based equity award program to drive future performance and ensure the long-term performance goals for the executive team were aligned with the interests of our shareholders without excessive risk-taking. The awards, which were subsequently finalized and granted to each of the Company’s named executive officers in May 2010 following the authorization of additional shares under the Company’s 2006 Incentive Plan, were granted in lieu of annual option awards that would otherwise have been issued to management through 2012. By tying a greater portion of total compensation directly to the Company’s stock price performance over an extended period of time, the awards reinforced the importance of long-term retention and further underscored the named executive officer’s accountability for the Company’s long-term and strategic goals.

Finally, in early 2010, the Committee established a target minimum cash incentive pool for the named executive team to provide an appropriate level of reward to retain top management talent and motivate performance against the Company’s targeted 2010 operating objectives, which the Committee considered to be ambitious in light of the uncertain economic environment. The Company’s 2010 operating plan detailed a strategy focused on improving the Company’s bottom-line financial performance vis-à-vis three primary goals: 1) build income momentum by increasing origination volume at attractive spreads 2) enhance liquidity to provide the funding for growth and new initiatives and 3) expand and diversify the operating platform in businesses and markets that are consistent with the Company’s core strengths in direct origination and disciplined credit management.

The Committee’s executive compensation decisions in 2010 were greatly influenced by the management team’s outstanding performance in each of these three areas, each of which is discussed below in greater detail.

Financial Performance

Despite continued economic uncertainty and the uneven pace of recovery in the capital markets, the Company delivered strong results in 2010. The Company had three consecutive profitable quarters beginning in the second quarter of 2010 and reported adjusted net earnings1 of $12.7 million for the year, exceeding the operating plan projection by more than 32%.

In addition, in early 2011 the Company released credit performance data from inception through December 31, 2010 which demonstrated average annual default and credit loss rates of 1.19% and .67% respectively, which the Company believes compares favorably with market performance for comparable companies.

The Company’s book value increased by $.04 per share to $10.96 in 2010 and the closing price of the Company’s stock at December 31, 2010 was up by approximately 170% versus the prior year’s close, significantly outperforming market indices.

[1]

References to “adjusted net income” and “adjusted net earnings” in this Compensation and Analysis section mean net income or earnings, as determined under GAAP, excluding the following items: compensation expense related to restricted stock grants made since the Company’s inception as a private company, including equity awards made in connection with the initial public offering; including the impact on the Company’s effective tax rate. GAAP requires that these items be included in net income.

Growth

The Company completed three significant debt financing transactions in 2010 to fund growth and new initiatives, including a $275 million CLO, a $100 million revolving credit facility, and the addition of a new credit facility to fund originations within its asset-based lending group. In addition, the Company closed an additional credit facility in early 2011 to fund originations within its newly launched equipment leasing business. The Company experienced substantial growth in new loan origination, as volume for the year exceeded $570 million, up four-fold as compared to 2009 origination levels.

Strategic Initiatives

Consistent with its strategy to build the franchise by capitalizing on opportunities that enhance the value proposition for its customers, and leverage the Company’s core strengths in direct origination and credit management, the Company recently added two specialized lending platforms.

In November, the Company announced the acquisition of established asset-based lender Core Business Credit LLC on attractive terms. The acquisition bolstered the Company’s existing national origination franchise and further enhanced the Company’s funding platform through the addition of a $225 million credit facility with DZ Bank to fund growth in asset-based lending.

The Company further diversified its business mix and funding platform with the launch of an Equipment Finance division in early 2011 and completed a new $75 million credit facility to fund new lease origination. The Company has integrated both businesses into its origination, credit, finance and operations networks and anticipates both business to be accretive to earnings per share in 2011.

In its assessment, the Committee considered how the actions taken by the Company’s Chief Executive Officer and the other named executive officers throughout 2010 resulted in the Company’s results and strategically positioned the Company to take advantage of improving economic conditions.

Furthermore, throughout 2010, the Company continued to benefit from the strategic decisions made by the Company’s senior management in prior years. In addition to the Company’s disciplined credit management practices, the actions taken by management to enhance the Company’s liquidity, improve the match between the maturity of its assets and liabilities and actively reduce the cost structure to match the pace of growth enabled the Company to return to profitability during 2010 and positioned the Company to create and enhance shareholder value.

The executive compensation decisions in 2010 recognize the achievements noted above as well as an increased emphasis on pay for longer-term performance of the Company. Specifically:

•	Base salaries for named executives remained unchanged at 2009 levels, reinforcing a balance of fixed compensation with variable compensation tied to performance;

•

Annual incentive payments made to named executives for 2010 were up 8.3% versus target minimum incentive levels in recognition of management’s outstanding performance against the planned operating and performance measures noted above; and

•

The Company used equity compensation tied to multi-year vesting conditions and, in 2010, introduced performance-based restricted stock as part of its long-term incentive program. As discussed above, the purpose of these awards is to encourage long-term retention of top-tier management talent and further enhance the link between pay and the creation of shareholder value over time.

Each of these factors, as well as the other elements of the Company’s executive compensation program, are discussed in greater detail below.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

	Compensation Component	Description	Strategic Rationale

Base Salary	Base salary	Stable component of compensation based on competitive environment and experience in executive role	• Discourages inappropriate risk-taking. • Consistent with market practice.

Short-Term Incentives	Annual Incentive	Variable annual compensation tied to pre-established Company, line of business and individual goals and strategic objectives	• Provides incentive for achievement of objectives. • Provides variable component of pay closely linked to Company performance. • Consistent with market practice.
Long-Term Incentives	Stock Awards

Stock Options

Grants of options to purchase shares at a specified price, which rewards share price appreciation.

Restricted Stock

Grants of restricted shares of stock subject to multi-year vesting provisions

Performance-Based Restricted Stock

Grants of restricted shares of stock subject to multi-year time and performance-based vesting provisions

• Focuses executive officers on value creation and increasing shareholder value over long-term.

• Promotes long-term retention.

• Aligns interests of executive officers with those of shareholders.

• Discourages inappropriate risk-taking.

• Consistent with market practice.

	Compensation Component	Description	Strategic Rationale
Stock Ownership Requirements

To complement the long-term incentive program, certain executives, including all of our named executive officers, are required to hold at least 25% of their net vested equity holdings during the term of their employment with the Company. In addition, options granted to our named executive officers in March 2009 as part of the Company’s 2009 Option Exchange Program are subject to an additional restriction whereby 50% of the net proceeds from the exercise of these options will be required be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter.

In addition to the above mentioned equity retention ratios, certain executives, including all of our named executives, are also subject to share ownership guidelines. Each named executive is required to hold a multiple of his base salary in Company stock for the duration of his employment with the Company, with our CEO being required to hold five times his base salary, while each of our other named executives is required to hold two times his base salary.

• Fosters long-term stock ownership, and focuses executive officers on long-term performance. • Consistent with emerging market practice.

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	• Consistent with the programs provided to all employees. • Consistent with market practice.

Welfare Benefits

Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, executive officers are eligible to participate in Company-sponsored healthcare plans at their sole expense.

• Consistent with the programs provided to all employees. • Consistent with market practice.

Perquisites	Additional Benefits and Perquisites	Limited to reimbursement of office parking provided to executive officers in selected geographies.	• Provided in select locations in order to be market-competitive when recruiting talent. • Subsidized in these locations at some level for all employees.

	Compensation Component	Description	Strategic Rationale

Employment Agreements	Employment Agreements

The Company entered into amended and restated employment agreements with each named executive officer in December 2009. The agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Payments made subsequent to a change-in-control require a double-trigger-in order to qualify for compensation; a change-in-control alone is not sufficient but must be followed by an involuntary termination event. All severance arrangements are subject to non-compete and non-solicitation provisions. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

• Prevent against direct competition and solicitation of talent.

• Align executive officers and shareholders in the event of a potential change-in-control

• Provide continuity of management during a transition.

• Provide for market-competitive severance in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our shareholders. The Company has reviewed its compensation practices and determined that its programs and policies are not reasonably likely to have an adverse material impact on the firm. Further, the Company’s compensation program is designed to discourage inappropriate risk-taking in a number of ways. First, the structure of our compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. This mix encourages a balanced focus on near-term objectives and the creation of shareholder value over the long-term. Next, the Company’s annual incentive compensation program is based on the Company’s performance against specific operating goals and objectives and not on a targeted level of stock price appreciation. In addition, determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as credit quality over time.

In addition, the Company’s stock ownership requirements detailed above, coupled with an emphasis on annual equity awards subject to multi-year vesting requirements, closely align executives’ interests with those of shareholders over the long-term and further discourage those employees with greatest authority to act in a manner that would adversely impact the Company. The Company has also adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

The Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws. To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to, and must annually certify compliance with, a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets. A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee reviews third-party analysis of the compensation practices of financial institutions in general, ranging from other publicly-traded competitors to private investment funds/hedge funds to business development companies and real estate investment trusts, which provide similar services to our target customers, to ensure the Company’s compensation practices remain market competitive. Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee does not rely on third-party benchmarking to determine compensation levels for each element of the Company’s executive compensation program. Instead, the Committee considers a number of factors in making compensation determinations for the named executive officers including Corporate, line of business and individual performance, retention needs, relative contributions of each executive and broader economic and market conditions. Furthermore, the Committee placed heavier emphasis on both absolute and relative business performance, individual achievement of strategic objectives and longer-term retention and performance objectives in making 2010 executive compensation determinations.

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Level of responsibility associated with the position/title;

•	Experience and tenure in the position;

•	Competitive market rates for similar responsibilities;

•	Broader market dynamics affecting the financial services industry and the economy as a whole; and

•	Balance of fixed versus variable compensation.

The Compensation Committee reviews the base salaries for the named executive officers on a regular basis, and generally in conjunction with the Company’s annual performance review cycle. In determining annual base salary adjustments for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities during the course of the year.

The Compensation Committee has not increased base salaries for the named executives since 2008. The Committee will periodically review base salaries to ensure that they remain market competitive and in line with the overall objectives of the Company’s compensation philosophy.

Annual Incentive Compensation Program

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

Each year, the Board of Directors and its various Committees, based on input from management, approve an operating plan for the next fiscal year that contains both quantitative and qualitative goals and objectives. Performance goals are then established for each executive that support the achievement of the Company’s operating plan and are tied to the executive’s annual incentive award.

Establishing Incentive Compensation Targets

At the start of 2010 the Company’s Board of Directors approved an operating plan with targeted adjusted net income for the year of $9.5 million, or $30.2 million in adjusted earnings before tax and incentives. The Compensation Committee then established a target minimum bonus pool by determining an appropriate payout ratio of earnings before tax and incentives that would enable the Company to attract, motivate, reward and retain management talent while delivering an appropriate level of shareholder return. For 2010, the targeted minimum incentive pool for our named executives was $2.4 million or approximately 8% of targeted earnings before tax and incentives.

Measurement of Performance against Target and Allocation of Incentive Compensation Pool

In determining bonuses paid to the named executive officers for 2010, the Committee measured overall Company performance by focusing primarily on financial performance and progress made in executing the strategic priorities of the Company, including the diversification and expansion of the Company’s origination network and business mix. Although no set weight was assigned to each of these performance metrics, the Committee believed that net income was the most important measure of overall Company performance and had the greatest impact on the overall funding level of incentive compensation in 2010.

The Committee considered management’s performance against the pre-established operating objectives outlined above, specifically noting the following achievements related to the Company’s annual objectives:

Financial Performance

The Company reported adjusted net earnings of $12.7 million, or $34.1 million in earnings before taxes and incentives, for the year, exceeding the operating plan projection of $9.5 million by more than 32%. Book value per share increased by $.04 during the performance period and the Company’s credit track record through the cycle remained strong, with average annual default and loss rates comparing favorably to market indices and to those of comparable companies.

Growth

The Company completed three significant debt financing transactions in 2010 to fund growth and new initiatives, including a $275 million CLO, a $100 million revolving credit facility, and the addition of a new credit facility to fund originations in the Company’s asset-based lending group. In addition, the Company closed an additional credit facility in early 2011 to fund originations within its newly launched equipment finance businesses. The Company experienced substantial growth in new loan origination, as volume for the year exceeded $570 million, up four-fold as compared to 2009 origination levels.

Strategic Initiatives

The Company made substantial progress against its strategy in 2010 to build the franchise by adding businesses that leverage the Company’s core strengths in direct origination and credit management to enhance the value proposition for its customers. The addition of established asset-based lender Core Business Credit LLC in late 2010 followed by the launch of an Equipment Finance division lead by a team of talented industry veterans in 2011, served to further diversify the Company’s business mix and funding platform.

The Committee weighed the achievement of these objectives and the components of each executive’s incentive compensation package, including the balance between cash and long-term equity awards, against the overall compensation expense to support the Company’s incentive award program. After considering these factors, the Committee approved a $200,000 increase to the targeted minimum incentive pool to reward the achievements noted above and established an aggregate incentive compensation pool for the named executives of $2.6 million, to be paid to the named executive officers in accordance with the terms and conditions of the

Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on page 36). The Committee believed the 8.3% increase over targeted minimums was appropriate due to the fact that the Company out-performed planned earnings by 32%; established two new lending platforms and multiple new financing facilities; significantly increased origination volumes and demonstrated what the Company believes to be outstanding relative credit performance.

Once the level of incentive pool funding was established, the Committee then discussed the performance and compensation of each of the named executive officers. This past year, as is the case generally, the CEO and/or the Head of Human Resources, as applicable, attended Committee meetings but were not present for the executive sessions or for any discussion of their own compensation.

With respect to Mr. Conway, the Committee focused consideration on overall Company performance including the actions taken to return the Company to profitability, the significant progress made to further the Company’s strategic objectives through the addition of two specialized lending platforms, the performance of the Company’s loan portfolio and the retention of a top-tier management team despite difficult market conditions. With respect to Messrs. Schmidt-Fellner and Bray, the Committee considered the overall performance of the loan portfolio, the actions taken to enhance liquidity of the balance sheet to fund growth and on-going expense management as primary factors. With respect to Messrs. Dobies and Clemmens, the overall performance of the Middle Market portfolio, which included a substantial increase in new loan origination year-over-year, and the credit quality of the loans originated in both the current and prior years, were the primary factors the Committee considered. The Committee made its determination after considering such measures collectively rather than assigning weight to any one objective.

For 2010, the bonus amounts paid to the named executive officers were discretionary amounts determined by the Committee based on its evaluation of the above-referenced financial performance, other performance factors and the individual performance of each executive. The Committee considered broader market trends and the goal and objective of retention and motivation of a top-tier management team in conjunction with the aforementioned factors before making compensation decisions and used its discretion to exercise its judgment to pay appropriately for performance instead of solely relying on a formulaic structure. The 2010 incentive compensation amounts for the named executive officers are detailed below.

	Actual 2010 Bonus ($) Payments
	Mr. Conway	Mr. Bray	Mr. Schmidt- Fellner	Mr. Dobies	Mr. Clemmens	Total Named Executives
Executive Bonus	675,000	475,000	575,000	400,000	475,000	2,600,000

Long-term Equity Incentives

The Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests, focuses executive officers on increasing franchise value over the long-term and promotes long-term retention.

All named executive officers are eligible for annual equity awards as part of total compensation. The Company has historically utilized both seven-year non-qualified stock options and restricted stock which typically vest in equal installments over a period of three years from the date of grant to support its annual award program. The Committee generally believes that the use of stock options most closely connects management’s interests with those of shareholders as stock options will only deliver value to the named executive officer when the Company’s share price exceeds the exercise price of the option, however the Committee may, in its discretion, also grant restricted stock and other equity-based awards under the terms and conditions of the Company’s 2006 Incentive Plan and has historically done so to create a balanced, risk-adjusted compensation structure for its executive officers.

In 2010, the Company introduced restricted stock subject to performance-based and time-based vesting conditions as part of its long-term incentive program, and in May approved grants to each of its named executive officers. As discussed above, the purpose of these awards was to emphasize long-term retention of a top-tier management team and further reinforce the named executive officer’s accountability for the Company’s long-term and strategic goals by tying a greater portion of total compensation directly to the Company’s stock price performance over an extended period of time.

The grants were made pursuant to the Company’s Amended and Restated 2006 Incentive Plan and were structured to be issued in lieu of the annual long-term incentive awards that would otherwise have been granted in the form of time-vested non-qualified stock options for performance years 2010 through 2012. By utilizing restricted shares with performance-based vesting conditions that will only deliver value if a certain threshold of performance is attained, the structure of the awards maintained the alignment between shareholder and management interests central to the Company’s long-term incentive program while enabling the Committee to utilize a smaller number of total units to deliver value than if the award had been completed exclusively with stock options. The terms of the vesting of these awards are described in greater detail below.

The performance-based restricted stock awards will vest on the three-year anniversary of the grant date only if both a time-based and a market-based condition are met. To satisfy the time-based vesting condition, the officer must continue to be employed by the Company on the three-year anniversary of the grant date (subject to acceleration in accordance with the executive’s restated employment agreement). To satisfy the market-based condition, either (i) the volume-weighted average price (VWAP) of our common stock for the period beginning on the first day following the release of our fourth quarter earnings results for the 2012 fiscal year and ending on the three-year anniversary of the issue date (the “Measurement Period”) must meet or exceed the closing price of our common stock on the issue date of $7.88 (the “primary market-based condition”) or (ii) both (x) the VWAP of our common stock for the Measurement Period is less than $7.88 per share but greater than or equal to $7.00 per share and (y) the Company’s book value per share at March 31, 2013 is greater than or equal to the Company’s book value on March 31, 2010, calculated on a pro-forma basis to include these awards (the “secondary market-based condition”). Unless both the time-based and market-based (either the primary or secondary) conditions are met, 100% of the restricted stock awards will be forfeited.

Each of the performance-based restricted stock awards made to the named executive officers in 2010, as detailed in the Grants of Plan-Based Awards Table on page 37, and denoted below support the Company’s goals of aligning management and shareholder interests in increasing franchise value, driving risk-adjusted returns and promoting long-term executive retention.

Named Executive Officer	Total Number of Shares of Performance-based Restricted Stock
Timothy J. Conway	368,421
Peter A. Schmidt-Fellner	328,947
John K. Bray	289,474
David R. Dobies	184,211
Robert T. Clemmens	250,000

The Committee determined the amounts allocated to each of the named executive officers based on an overall assessment of the executive’s role, level of responsibility and relative accountability for the Company’s future performance, the difficulty to achieve the performance threshold and each executive’s total compensation package. The amounts detailed in the executive compensation table below reflect the accounting fair market value on the date of grant of $5.82 per share, which incorporates a 26% discount to the Company’s closing stock price on the date of grant ($7.88) to reflect the statistical probability that the performance threshold may not be attained.

To the extent the named executive officer retires or voluntarily terminates his employment with the Company or is terminated for cause prior to the scheduled vesting date, other than as described below, none of the performance-based restricted stock awards will vest and the entire award will be forfeited. Vesting of these stock awards will otherwise be accelerated pursuant to the terms of any effective employment agreement in place between the executive and the Company with the noted exception that the performance-based condition will not be accelerated unless the acceleration is due to termination related to death, disability or a change of control.

Perquisites

The Company attempts to minimize the use of additional executive officer benefits or perquisites. The only on-going perquisite provided to executive officers is reimbursement of office parking at the Company’s headquarters in Boston. This ‘parking subsidy’ is available at some level to all employees within the Boston office to allow the company to be market competitive when recruiting talent.

Stock Holding Requirements

Each executive officer entered into a stock ownership agreement whereby the executive officer agreed that for a period of one year following any termination of employment, he would hold 25% of his transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture). If, during the one year following termination, he were to violate the covenant not to compete with the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer as equity compensation during his employment with the Company and does not apply to any personal investment in the Company’s stock. In addition, options issued as part of the Company’s 2009 option exchange program described are subject to a more restrictive lock-up arrangement, whereby 50% of the net proceeds from the exercise of options granted as part of this exchange would be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter. In addition, if, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees from, the Company, the amount of his proceeds held by the Company would be forfeited.

The Company believes the stock ownership requirements ensure that executive officers have a significant long-term ownership stake in the Company and that their interests are aligned with shareholders’ interests. In addition, the Company has adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

Share Ownership Guidelines

In 2010 the Committee introduced share ownership guidelines for the Company’s directors, named executives and certain other executives to further strengthen the link between executive and shareholder interests and link share ownership and level of compensation. The guidelines, which were effective January 1, 2011 for the Company’s named executives and will go into effect for the Company’s directors upon election or re-election to a term at our annual meeting, supplement the Company’s existing executive share holding requirements and require that the following multiples of annual base salary or, in the case of our directors, annual cash retainer, be held at the close of each fiscal year:

Participants	Share Ownership Guidelines (as Multiple of Cash Base Salary or Annual Retainer)
Director	2x
CEO/President	5x
Named Executives	2x

Stock to be counted toward ownership targets includes actual Common Stock including stock owned in “street” accounts, unvested and vested restricted stock units, and all shares held in estate planning vehicles. The guidelines state that required ownership must be attained within five years of hire (or plan inception, if later). To monitor progress toward meeting the guidelines, the Compensation Committee will review current executive ownership levels at each December committee meeting, ahead of year-end executive compensation decisions. The Nominating and Governance Committee will review director ownership levels. The dollar value of common stock holdings will be calculated using the average stock price for the ten trading days prior to the December meeting. If an executive or director is not on schedule to meet guidelines, the executive or director will be required to hold the net shares resulting from any subsequent restricted stock vesting event until such time as the share ownership requirement is satisfied.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m)) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s CEO and three other most highly compensated employees. However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. In January 2009, shareholders approved an amendment and restatement of our Amended and Restated 2006 Incentive Plan ( the “Plan”), which reflected clarifying language and limitations to ensure that certain awards made under the Plan will be performance-based awards intended to qualify for the performance-based compensation exception under Section 162(m). The Company’s policy is to qualify incentive compensation programs for full corporate deductibility, to the extent feasible and consistent with the Company’s overall compensation goals and objectives.

Employment Agreements

In December 2009, the Company entered into amended and restated employment agreements with each of the named executive officers, as well as four other members of its executive management team. The restated agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•	The term of each agreement was established for three years with one, one-year automatic renewal provision.

•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.

•	Each executive officer is entitled to participate in incentive bonus programs the board of directors may adopt from time to time and is eligible for equity grants periodically.

•

Each executive officer is entitled to a severance payment and acceleration of equity vesting in the event of a termination without cause or for “good reason”; and acceleration of vesting but no further severance payment upon the Company’s failure to renew the agreement (provisions differ based on job title/level of responsibility as discussed in the Potential Payments Upon Termination of Employment section of this proxy statement on Page 40).

•

The agreements provide for graduated benefits, including acceleration of vesting, in the event that the executive officer chooses to retire from the Company; however the restated agreements require the executive to complete the full three-year contract term to receive full retirement benefits.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment.

The benefits provided under the change-in-control provisions mimic those described above, which represents a one-year reduction in severance benefits from the earlier agreements. In addition, change-in control payments require a double-trigger—in order to qualify for compensation; a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment.

The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that, for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to the executive officer are subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code (IRC), then the Company will provide the executive officer with a gross-up payment so that the executive officer will receive the same economic terms he would have received if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Committee determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive officer will receive the two years base salary and estimated cash incentive less only ordinary income taxes on that amount. The amounts payable under these agreements, calculated as if termination had occurred on December 31, 2010, are shown under the “Potential Payments upon Termination of Employment or Change-in-Control,” section of this proxy statement beginning on page 40.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Brian L.P. Fallon, Chair

Charles N. Bralver

T. Kimball Brooker, Jr.

Frank R. Noonan

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2010 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2010. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy J. Conway	2010	475,000	675,000	2,144,210	—	24,164	3,318,374
Chief Executive Officer and	2009	475,000	475,000	470,000	1,280,924	24,164	2,725,088
President	2008	456,250	460,000	—	327,000	23,028	1,266,278

John K. Bray	2010	350,000	475,000	1,684,739	—	16,337	2,526,076
Chief Financial Officer	2009	350,000	350,000	298,000	711,257	14,700	1,723,957
	2008	338,051	340,000	—	218,000	13,800	909,851

Peter Schmidt-Fellner	2010	400,000	575,000	1,914,472	—	14,700	2,904,172
Chief Investment Officer	2009	400,000	400,000	379,000	969,552	14,700	2,163,252
	2008	388,051	380,000	—	272,500	13,800	1,054,351

David R. Dobies	2010	300,000	400,000	1,072,108	—	21,246	1,793,354
Group Head and Managing	2009	300,000	300,000	298,000	342,411	21,246	1,261,657
Director	2008	300,000	320,000	—	143,334	20,228	783,562

Robert T. Clemmens	2010	350,000	475,000	1,455,000	—	14,700	2,294,700
Chief Credit Officer	2009	350,000	350,000	293,000	345,359	14,700	1,353,059
	2008	344,301	340,000	—	163,500	13,800	861,601

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement.
(2)	Amounts shown reflect cash bonus payments. In February 2009 the Compensation Committee elected to pay a portion of the bonus for each named executive officer’s 2008 performance in restricted stock. These awards were granted in February 2009 and had a grant date fair market value of $1.64 per share. The value of this restricted stock award is included in the Stock Awards column for 2009.
(3)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 11 to the Company’s Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 4, 2011 (the “FY 2010 10-K”). The amounts detailed in the executive compensation table above reflect the accounting fair market value on the date of grant of $5.82 per share, which incorporates a 26% discount to the Company’s closing stock price on the date of grant ($7.88) to reflect the statistical probability that the performance threshold may not be attained.
(4)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 11 to the Company’s Financial Statements included in the FY 2010 10-K. In March 2009 the Company conducted an option exchange program. For option awards that were exchanged, the value included in the Option Awards column for 2009 represents the incremental fair value of the new options over the exchanged options, computed as of the exchange date.
(5)	Amount reflects matching contributions of $14,700 to each named executive officer made by the Company under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from the Company under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amounts for Messrs. Conway, Dobies and Bray reflect company-provided parking at the company’s office in Boston in the amounts of $9,464, $6,546 and $1,637, respectively.

Grants of Plan-Based Awards during 2010

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Timothy J. Conway	5/19/2010	368,421	5.82	2,144,210
Chief Executive Officer and President

John Bray	5/19/2010	289,474	5.82	1,684,739
Chief Financial Officer

Peter Schmidt-Fellner	5/19/2010	328,947	5.82	1,914,472
Chief Investment Officer

David R. Dobies	5/19/2010	184,211	5.82	1,072,108
Group Head and Managing Director

Robert T. Clemmens	5/19/2010	250,000	5.82	1,455,000
Chief Credit Officer

(1)	Assuming continued employment with the Company, restricted stock awards granted on 5/19/2010 vest according to the following schedule: 100% of the award will vest on the three-year anniversary of the grant date if both a time-based and a market-based condition are met. To satisfy the time-based vesting condition, the recipient must continue to be employed by the Company on the three-year anniversary of the grant date. To satisfy the market-based condition, either (i) the volume-weighted average price (VWAP) of the Company’s common stock for the period beginning on the first day following the release of our fourth quarter earnings results for the 2012 fiscal year and ending on the three-year anniversary of the issue date (the “Measurement Period”) must meet or exceed the closing price of our common stock on the issue date of $7.88 (the “primary market-based condition”) or (ii) both (x) the VWAP of the Company’s common stock for the Measurement Period is less than $7.88 per share but greater than or equal to $7.00 per share and (y) the Company’s book value per share at March 31, 2013 is greater than or equal to the Company’s book value on March 31, 2010, calculated on a pro-forma basis to include these awards (the “secondary market-based condition”). Unless both the time-based and market-based (either the primary or secondary) conditions are met, 100% of the restricted stock awards will be forfeited.
(2)	The amounts detailed in the executive compensation table above reflect the accounting fair market value on the date of grant of $5.82 per share, which incorporates a 26% discount to the Company’s closing stock price on the date of grant ($7.88) to reflect the statistical probability that the performance threshold may not be attained.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2010

The following table details the outstanding holdings of each named executive officer at December 31, 2010.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Timothy J. Conway	12/13/2006	—	—	—	—	89,799	949,175
Chief Executive Officer and President	2/12/2008	100,000	50,000	7.32	2/12/2015	—	—
	2/4/2009	50,000	100,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	35,061	370,595
	3/18/2009	283,333	566,667	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	125,000	1,321,250
	5/19/2010	—	—	—	—	368,421	3,894,210

John K. Bray	12/13/2006	—	—	—	—	22,785	240,838
Chief Financial Officer	2/12/2008	66,666	33,334	7.32	2/12/2015	—	—
	2/4/2009	33,333	66,667	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	25,915	273,922
	3/18/2009	133,333	266,667	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	792,750
	5/19/2010	—	—	—	—	289,474	3,059,740

Peter Schmidt-Fellner	12/13/2006	—	—	—	—	62,993	665,836
Chief Investment Officer	2/12/2008	83,333	41,667	7.32	2/12/2015	—	—
	2/4/2009	41,666	83,334	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	28,964	306,150
	3/18/2009	208,333	416,667	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	100,000	1,057,000
	5/19/2010	—	—	—	—	328,947	3,476,970

David R. Dobies	12/13/2006	—	—	—	—	22,785	240,838
Group Head and Managing Director	2/12/2008	66,666	33,334	7.32	2/12/2015	—	—
	2/4/2009	33,333	66,667	2.86	2/4/2016		—
	2/20/2009	—	—	—	—	24,390	257,802
	3/18/2009	50,000	100,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	792,750
	5/19/2010	—	—	—	—	184,211	1,947,110

Robert T. Clemmens	12/13/2006	—	—	—	—	22,785	240,838
Chief Credit Officer	2/12/2008	50,000	25,000	7.32	2/12/2015	—	—
	2/4/2009	33,333	66,667	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	25,915	273,922
	3/18/2009	50,000	100,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	792,750
	5/19/2010	—	—	—	—	250,000	2,642,500

(1)	Assuming continued employment with the Company, options granted on 2/12/2008, 2/4/2009 and 3/18/2009 vest according to the following schedule: 33.3% upon each of the first three anniversaries of the date of grant.

(2)	Assuming continued employment with the Company, restricted stock awards granted on 12/13/2006 vest according to the following schedule: 15% of the restricted stock ceased to be subject to forfeiture on the second anniversary of the grant, an additional 20% ceased to be subject to forfeiture on the third anniversary of the grant, an additional 25% ceased to be subject to forfeiture on the fourth anniversary of the grant and 25% will cease to be subject to forfeiture on the fifth anniversary of the grant. Restricted stock awards granted on 2/20/2009 vest according to the following schedule: 50% of the restricted stock ceased to become subject to forfeiture upon the first anniversary of the date of grant and the remaining 50% will cease to be subject to forfeiture on the second anniversary of the date of grant. 100% of the restricted stock awards granted on 12/11/2009 will cease to become subject to forfeiture upon the third anniversary of the date of grant. Assuming continued employment with the Company, restricted stock awards granted on 5/19/2010 vest according to the following schedule: 100% of the award will vest on the three-year anniversary of the grant date if both a time-based and a market-based condition are met. To satisfy the time-based vesting condition, the recipient must continue to be employed by the Company on the three-year anniversary of the grant date. To satisfy the market-based condition, either (i) the volume-weighted average price (VWAP) of the Company’s common stock for the period beginning on the first day following the release of our fourth quarter earnings results for the 2012 fiscal year and ending on the three-year anniversary of the issue date (the “Measurement Period”) must meet or exceed the closing price of our common stock on the issue date of $7.88 (the “primary market-based condition”) or (ii) both (x) the VWAP of the Company’s common stock for the Measurement Period is less than $7.88 per share but greater than or equal to $7.00 per share and (y) the Company’s book value per share at March 31, 2013 is greater than or equal to the Company’s book value on March 31, 2010, calculated on a pro-forma basis to include these awards (the “secondary market-based condition”). Unless both the time-based and market-based (either the primary or secondary) conditions are met, 100% of the restricted stock awards will be forfeited.
(3)	Value is based on the closing price of NewStar common stock of $10.57 on December 31, 2010, as reported on the NASDAQ Global Market. The amounts detailed in the executive compensation table above reflect the accounting fair market value on the date of grant of $5.82 per share, which incorporates a 26% discount to the Company’s closing stock price on the date of grant ($7.88) to reflect the statistical probability that the performance threshold may not be attained.

Option Exercises and Stock Vested for Fiscal 2010

The following table details the number of restricted shares that vested and the value realized upon vesting in 2010 for each named executive officer. None of the named executive officers exercised any stock options during 2010.

Name and Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Timothy J. Conway	124,859	1,005,790
Chief Executive Officer and President

John K. Bray	48,698	346,752
Chief Financial Officer

Peter Schmidt-Fellner	91,956	729,057
Chief Investment Officer

David R. Dobies	47,174	338,553
Group Head and Managing Director

Robert T. Clemmens	48,698	346,752
Chief Credit Officer

(1)	The vested value represents the Fair Market Value of the shares on the respective date of vesting.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2010

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2010.

Name of Executive: Timothy J. Conway

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,240,000	—	—	—	—	2,240,000
Stock Option Vesting Acceleration	5,359,159	5,359,159	5,359,159	5,359,159	5,359,159	5,359,159
Restricted Stock Vesting Acceleration	2,641,020	2,641,020	2,641,020	6,535,230	6,535,230	6,535,230
Commission of Welfare Benefits	28,952	—	—	—	—	28,952
Exercise Tax & Gross-Up	—	—	—	—	—	2,975,378
Total	10,269,131	8,000,179	8,000,179	11,984,389	11,984,389	17,138,719

Name of Executive: John K. Bray

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	1,526,667	—	—	—	—	1,526,667
Stock Option Vesting Acceleration	2,704,989	2,704,989	2,704,989	2,704,989	2,704,989	2,704,989
Restricted Stock Vesting Acceleration	1,307,509	1,307,509	1,307,509	4,367,249	4,367,249	4,367,249
Commission of Welfare Benefits	28,952	—	—	—	—	28,952
Exercise Tax & Gross-Up	—	—	—	—	—	2,608,349
Total	5,568,117	4,012,498	4,012,498	7,072,238	7,072,238	11,236,206

Name of Executive: Peter Schmidt-Fellner

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	1,920,000	—		—	—	1,920,000
Stock Option Vesting Acceleration	4,032,076	4,032,076	4,032,076	4,032,076	4,032,076	4,032,076
Restricted Stock Vesting Acceleration	2,028,985	2,028,985	2,028,985	5,505,955	5,505,955	5,505,955
Commission of Welfare Benefits	28,952	—	—	—	—	28,952
Exercise Tax & Gross-Up	—	—	—	—	—	2,669,338
Total	8,010,013	6,061,061	6,061,061	9,538,031	9,538,031	14,156,321

Name of Executive: David R. Dobies

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	756,667					756,667
Stock Option Vesting Acceleration	1,403,328	1,403,328	1,403,328	1,403,328	1,403,328	1,403,328
Restricted Stock Vesting Acceleration	1,291,390	1,291,390	1,291,390	3,238,500	3,238,500	3,238,500
Commission of Welfare Benefits	14,476	—	—	—	—	14,476
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	3,465,861	2,694,718	2,694,718	4,641,828	4,641,828	5,412,971

Name of Executive: Robert T. Clemmens

Type of Payments (1)	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	763,333	—	—	—	—	763,333
Stock Option Vesting Acceleration	1,376,268	1,376,268	1,376,268	1,376,268	1,376,268	1,376,268
Restricted Stock Vesting Acceleration	1,307,509	1,307,509	1,307,509	3,950,009	3,950,009	3,950,009
Commission of Welfare Benefits	14,476					14,476
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	3,461,586	2,683,777	2,683,777	5,326,277	5,326,277	6,104,086

(1)	Table excludes incentive bonus that was earned on 12/31/10. Such bonus is included in the Summary Compensation Table and would have been payable to each named executive regardless of whether he continued his employment with the Company or ceased employment on 12/31/10 under any termination of employment or change in control scenario set forth in the table. The bonus amounts paid to each executive were as follows: Mr. Conway ($675,000), Mr. Bray ($475,000), Mr. Schmidt-Fellner ($575,000); Mr. Dobies ($400,000) and Mr. Clemmens ($475,000).

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 34, the Company entered into amended and restated employment agreements with each of the named executive officers listed above on December 11, 2009. The table above assumes a termination of employment that would trigger incremental payments or other benefits to the named executive officers under the amended and restated employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2010. All valuations of restricted stock are based upon the closing price ($10.57) of NewStar stock on December 31, 2010, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, following the Company’s failure to renew the employment agreement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive officer has not substantially performed his duties, or (ii) willful engagement in illegal conduct or gross misconduct by the executive officer that is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of the executive officer or a plea of guilty or nolo contendere by the executive officer to a felony, or (iv) a material breach of the executive officer’s obligation under his confidentiality and/or non-compete obligations. No act or failure to act on the part of an executive officer is considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s actions or omission was in the best interests of the Company.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty five (25) miles from his initial place of employment. (iii) For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered by a material diminution by the Company in the executive officer’s principal duties and responsibilities in the context of a change-in-control.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary plus two years’ cash bonus (calculated as the average bonus paid during the three previous fiscal years). In addition, each would receive accelerated vesting of all outstanding equity awards, and would be entitled to continued health benefits for the two-year severance period. Options would remain exercisable for a period equal to the full remaining term. Messrs. Dobies and Clemmens would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus cash bonus. Each would also receive accelerated vesting of all equity awards, and would be entitled to continued health benefits for the one-year severance period. Their options would also remain exercisable for the full remaining term.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive accelerated vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. Further, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, each executive officer would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense. None of the executive officers were eligible to retire as of December 31, 2010 because retirement is conditioned on being age 55 or older and being employed with the Company for the full three-year term of the employment contract. Likewise, because the employment agreements for Messrs. Conway, Schmidt-Fellner, Bray, Dobies and Clemmens do not expire until December 2012, none of the executive officers were eligible for the accelerated vesting of restricted stock, continued vesting of options, extension of option exercisability and eligibility to participate in employer-sponsored healthcare upon the Company’s failure to renew the agreement as of December 31, 2010.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-to-two year period following the date of termination to exercise any options accordingly.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year. As noted in the footnote to the tables above, the amounts in the Potential Payments Upon Termination of Employment or Change-in-Control for fiscal 2010 table exclude any pro-rated bonus amount for performance year 2010 as such amounts are considered accrued and earned as of December 31, 2010 and as such would have been payable to each executive regardless of whether he continued employment with the company or ceased employment on December 31, 2010 under any termination of employment or change-in-control scenario. Earned incentive bonuses for the 2010 fiscal year have been reflected in the Company’s Summary Compensation Table.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger,” meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions mimic the awards made under an involuntary termination without cause without exception.

Additionally, each employment agreement provides that if the executive is terminated following the approval by the Company’s board of directors or stockholders of a plan to liquidate materially all of the Company’s assets, the executive would be entitled to (i) all benefits provided under a termination without cause or for good reason scenario, except instead of receiving a payment equal to the applicable base salary the executive would receive a payment equal to two times base salary and no payment equal to the average incentive bonus paid over the past three fiscal years, and (ii) the executive would be released from the non-competition provisions of the agreement upon payment of such amounts.

Upon a change-in-control, executive officers may be subject to certain excise taxes under section 280G of the Internal Revenue Code. The Company has agreed that so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to Messrs. Conway, Schmidt-Fellner and Bray are subject to a “golden parachute” excise tax, the Company will provide the named executive officer with a gross-up payment so that the named executive officer will receive the same economic terms they would have received if there were no excise tax, provided that the total payments due exceed 110% of the applicable 280g threshold. In the event that the payments do not exceed the 110% threshold, then no gross-up payment shall be made and the total payments, in the aggregate, are reduced. The amounts shown in the table are based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 5.3% state income tax rate and a 1.45% Medicare tax rate.

BOARD OF DIRECTORS—DIRECTOR COMPENSATION

Each of the Company’s independent, non-management directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock. In 2010, non-management directors received 5,000 shares of restricted stock and options to purchase up to 5,000 shares of common stock upon re-election to a new term of service at the Company’s annual meeting. Non-management directors who served as the Chairperson of a Committee of the board would have also received an additional 10,000 stock options. The restricted stock granted in 2010 vests over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The options granted vest ratably over three years with the first 33% vesting on the first anniversary of the date of grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		Option Awards ($)(2)(3)		Total ($)
Timothy J. Conway, Chairman (4)	—	—		—		—
Kimball T. Brooker, Jr.	50,000	41,400		23,100		114,500
Peter Schmidt-Fellner (5)	—	—		—		—
Charles N. Bralver	50,000	41,400		23,100		114,500
Richard Thornburgh	75,000	41,400		69,300		185,700
Frank R. Noonan	75,000	41,400		69,300		185,700
Maureen O’Hara	75,000	41,400		69,300		185,700
Brian L.P. Fallon	75,000	41,400		69,300		185,700
Bradley E. Cooper (6)	50,000	41,400	(7)	23,100	(7)	114,500

(1)	The amounts shown represent the aggregate grant date fair market value of stock awards granted to the Director during 2010, determined in accordance with ASC Topic 718, using the assumptions described in Note 11 to the Company’s Financial Statements included in the FY 2010 10-K. The award vests over 5 years on each anniversary of grant according to the following schedule: 15%, 15%, 20%, 25%, 25%. Each director received a grant of 5,000 restricted shares on May 12, 2010 upon election to a new term. The fair market value of the awards issued to each director on that day was $41,400, based on a closing price of $8.28 of our common stock on the Nasdaq Global Market on May 12, 2010.
(2)	The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2010 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Kimball T. Brooker, Jr.	20,000	20,000
Charles N. Bralver	11,250	11,250
Richard Thornburgh	20,000	50,000
Frank Noonan	20,000	60,000
Maureen O’Hara	20,000	50,000
Brian L.P. Fallon	12,500	32,500
Bradley E. Cooper	20,000	20,000

(3)

The amounts shown represent the aggregate grant date fair market value of the option awards granted to the Director during 2010, determined in accordance with ASC Topic 718, using the assumptions described in Note 11 to the Company’s Financial Statements included in the FY 2010 10-K. The award vests pro-rata over three years (33% each year) on each anniversary of grant. Each director received a grant of stock options on May 12, 2010 upon election to a new term. Messrs. Cooper, Bralver and Brooker each received a grant of 5,000 options on May 12, 2010. The fair market value of each of their respective awards on that date was $23,100. Messrs. Thornburgh, Noonan and Fallon and Ms. O’Hara each received a grant of 15,000 options on May 12, 2010. The fair market value of their respective awards on that date was $69,300.

(4)	Executive directors do not receive compensation for their board responsibilities.
(5)	Executive directors do not receive compensation for their board responsibilities.
(6)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Management, LLC (“Cap Z”).
(7)	In September 2010 Mr. Cooper transferred his 2010 restricted stock and option awards to Cap Z for no consideration.

EQUITY PLAN INFORMATION

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the Company’s 2006 Incentive Plan at December 31, 2010 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,934,736	$5.14	1,986,321
Equity compensation plans not approved by stockholders	—	—	—
Total	5,934,736	$5.14	1,986,321

As of December 31, 2010, the total number of additional shares remaining available for future issuance under the Plan was 1,986,321 shares.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2010, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements, except that each of our named executive officers failed to file Form 4’s on two occasions to report forfeitures of shares of our common stock for income tax purposes that resulted from the vesting of shares of restricted stock that occurred on February 20, 2010 and December 13, 2010. Each of Messrs. Conway, Bray, Dobies, Clemmens and Schmidt-Fellner filed a Form 5 on February 11, 2011 reporting the two transactions that he failed to file Form 4’s for in 2010.

Deadlines for Stockholder Proposals

Assuming the 2012 annual meeting is not more than 30 days before or 30 days after May 11, 2012:

•

if you wish to bring business before or propose director nominations at the 2012 annual meeting, you must give written notice to us not earlier than December 13, 2011 or later than February 26, 2012, and

•

if you wish to bring proposed business to the 2012 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 13, 2011.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal executive offices, 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary.

NewStar Financial, Inc.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 11, 2011.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar to be held at 10:00 a.m. on May 11, 2011 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposals contained in the Notice of the Annual Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued, and to be signed on reverse side)

ADDRESS CHANGE / COMMENTS
AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, N.Y. 11219

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2011

This proxy statement and our annual report to security holders are available at www.rrdezproxy.com/2011/NewStarFinancial/

☐

▲ DETACH PROXY CARD HERE ▲

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available and use the Control Number and Account Number shown on your card.

MAIL—Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.
☒ Votes must be indicated (x) in Black or Blue ink.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

1. To elect nine directors:

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR ALL EXCEPT*	☐

(Instructions: To withhold authority to vote for one or more individual nominees, mark the “FOR ALL EXCEPT*” box and write the name(s) of such nominee(s) in the space provided below.)

Nominees:	Charles N. Bralver, T. Kimball Brooker Jr., Timothy J. Conway, Bradley E. Cooper, Brian L.P. Fallon, Frank R. Noonan, Maureen P. O’Hara, Peter A. Schmidt-Fellner, Richard E. Thornburgh

Exceptions*

2. To approve a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers:

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. To approve, on a non-binding, advisory basis, the frequency (every one, two or three years) of future non-binding, advisory votes on the compensation of our named executive officers:

1 YEAR	☐	2 YEARS	☐	3 YEARS	☐

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year:

FOR	☐	AGAINST	☐	ABSTAIN	☐

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

S C A N L I N E

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Date Co-Owner sign here